Subsidiary of Marathon Patent Group Files Patent Lawsuit Against
Sony, Siemens and Others

Alexandria, VA - March 21, 2013- Marathon Patent Group, Inc. (OTCBB: MARA), an Intellectual Property services and Monetization Company, announced today that its subsidiary Sampo IP, LLC (“Sampo”) has filed a patent infringement lawsuit in the United States District Court for the Eastern District of Texas against Sony Computer Entertainment America LLC, Siemens Energy, Inc., CB Apex Realtors, d/b/a Coldwell Banker Apex Realtors, Blue Cross and Blue Shield Association, Juniper Networks, Inc., Winn Dixie Stores, Inc., and Dell, Inc. (the "Defendants”).

Sampo is asserting three causes of action involving patent infringement related to U.S. Patent numbers 6,161,149, 6,772,229, and 8,015,495, all entitled Centrifugal Communication and Collaboration Method. The lawsuit alleges that the Defendants have infringed, and continue to infringe, the claims of the patents in suit by using the accused communications systems and methods covered by the claims of the Sampo patents.

About Marathon Patent Group

Marathon Patent Group (“MPG”) is an intellectual property services and monetization company that serves a wide range of patent holders and technologies from Fortune 500 to independent inventors. MPG provides clients advice and services that enable them to realize financial and strategic return on their IP rights. MPG serves clients through two complimentary business units: the IP Research & Services Center, which helps to identify and manage patents, and the IP Licensing and Enforcement Group, which acquires IP assets, partners with patent holders, and monetizes patent portfolios through actively managed patent licensing campaigns. MPG is based in Alexandria, Virginia. www.marathonpg.com

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While  MPG believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. MPG expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Marathon Patent Group
Investor Relations
678-570-6791
jason@marathonpg.com

IP Communications
Brody Berman Associates
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bberman@brodyberman.com